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                                                                   EXHIBIT 10.17

                      Greenwich Technology Partners, Inc.
                               43 Gatehouse Road
                          Stamford, Connecticut 09602



December 1, 1998

Mr. Dennis M. Goett
140 Old Farm Road South
Pleasantville, New York 10570

Dear Mr. Goett:

We are delighted to make the offer to you to become an employee of Greenwich Technology Partners, Inc. (the "Company") as Vice President and Chief Financial Officer to serve under the terms and conditions as defined in this letter.

1.   Major Terms
     -----------

     A.   Services
          --------

          While you are employed by the Company, you will devote substantially all of your business and professional time, attention, energy, loyalty and skill to the business of the Company. In addition, you will use your reasonable efforts to preserve for the Company the goodwill of customers and others with whom the Company establishes business relationships during your employment and to advance the reputation of the Company. You shall comply with and perform such reasonable directions and duties as are customary to the role of Chief Financial Officer of an organization similar to the Company. Any material changes in your role with the Company must be mutually agreed upon in writing by the Company and you.

          The Company does hereby expressly recognize that you have the right to participate in non-competitive ventures as an investor, director or non-active officer on the condition that such participation does not materially interfere with your ability to perform your duties with the Company.

     B.   Compensation
          ------------

          In consideration of all of the services to be rendered by you to the Company, the Company will pay to you a salary of $100,000 per annum for the first year of your employment. On the first anniversary of your employment, your annual salary will be increased to $200,000. On the second anniversary of your employment, your annual salary will be increased by a percentage equal to the annual consumer
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          price index for the New York Metropolitan area. Such salary shall be payable on the 15/th/ and 30/th/ day of each month in arrears, pro rated for the initial period worked. The Company shall have the right to deduct from your compensation all taxes and other legally required payroll deductions and withholdings. Pursuant to New York Wage laws, you are an exempt employee and therefore not eligible under State requirements to receive overtime pay. In addition, you will receive
          (a) the Company will reimburse you monthly for auto expenses of $250 and (b) are eligible to participate in a manner consistent with other members of the senior management team in any bonus, compensation or benefit program that the Company establishes for management employees.

     C.   Options
          -------

          You will be eligible to receive a grant of stock options under the Company's 1997 Stock Plan (the "Plan"). Such options are subject to an agreement (the "Option Agreement") entered into by the Company and you in connection with your employment.

     D.   Employment At Will
          ------------------

          You will be an employee-at-will; your employment may be terminated by you or the Company at any time, with or without Cause. Neither this letter agreement, any employee handbook, or any other document of the Company gives you the contractual right, either express or implied, to remain in the employ of the Company.

          "Cause" shall mean conduct involving one or more of the following: (i) gross negligence, willful misconduct, or breach of fiduciary duty to the Company in any such case which event is material and adverse to the Company; (ii) the commission of an act of embezzlement or fraud;
          (iii) deliberate disregard of the rules or policies of the Company which results in a material adverse damage or injury to the Company provided that the Company has given you written notice of such action and such action continues for a period of thirty (30) days following receipt of written notice; or (iv) the unauthorized disclosure of any trade secret or confidential information of the Company.

     E.   Paid Time Off
          -------------

          You are entitled to four (4) weeks of paid vacation annually in addition to the holidays, personal days and sick days permitted under standard Company policy for all employees. Unused paid time off will be accrued or paid per the Company's standard policies as amended from time to time.
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     F.   Moonlighting and Competitive Activity
          -------------------------------------

          You covenant and agree that you shall not engage in any Competitive Activity without the prior written consent of the Company. Such activities shall include, but not be limited to designing intranet or internet networks, network consulting, maintenance, repair, troubleshooting or systems design and/or installation (a "Competitive Activity"). If you are unsure whether a particular activity would violate the aforesaid covenant, you shall seek the advice of the Chief Executive Officer of the Company.

          The Company acknowledges and expressly agrees to your existing participation as an investor, shareholder, officer, consultant, advisor and/or member of the Board of Directors of two information technology ventures (i) a development stage Internet integration services firm and (ii) CrossRoads Strategy Group, Inc., which develops and implements financial and accounting system applications.

2.   Right to Change Pay Practices, Policies, Procedures and Benefits.
     ----------------------------------------------------------------

     The Company shall have the right, at any time without prior notice, to change, modify, amend, or terminate any pay practice, employment policy or procedure, or employment benefit plan or program in effect upon the commencement of your employment or adopted subsequently. You will be entitled to participate on the same basis with all other employees in similar positions of the Company in the Company's standard benefits package generally available to other employees in similar positions of the Company, including medical and dental coverage, a 401K plan, short term and long term disability, and life insurance. However, it is expressly agreed that under the terms of this letter agreement, Compensation as detailed in Paragraph B above and the Options detailed in the Option Agreement entered into between the Company and you may not be changed, modified, amended or terminated without mutual agreement of the Company and you. This does not limit the Company's right to terminate your employment, which is subject to terms and conditions contained in this letter agreement and the Option Agreement.

3.   Representations and Warranties.
     ------------------------------

     You represent and warrant that: you are not under any obligation to any third party which could interfere with your performance under this letter agreement; and your performance of your obligations to the Company during your employment with the Company will not breach any agreement by which you are bound not to disclose any proprietary information.

4.   Confidential Information.
     ------------------------

     i. You will not disclose, give, sell, publish or otherwise use, either during your employment by the Company or after the termination of your employment, except in the performance of your duties for the benefit of the Company, any
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                                      -4-

          Confidential Information (as herein defined). "Confidential Information" shall mean, but not be limited to, all of the Company's proprietary information, technical data, technology, process, trade secrets, and know-how, other intellectual property rights, strategies, financial statements or other financial information, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans data, ideas or information contained in the Company's Business Strategy Overview and Career Advancement Manual which is disclosed to you, which you may acquire or develop, or which you may observe in the course of your employment by the Company and which at the time of disclosure is not previously known by you and not known or used by others in the trade generally, does not become generally available to the trade through no fault of yours, and does not become rightfully available to you on a non-confidential basis from a source other than the Company, including, without limitation, research, product plans, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, marketing and other plans, and financial data and information. "Confidential Information" shall also mean information received by the Company from customers of the Company or other third parties subject to a duty to keep confidential and financial, pricing, and credit information regarding customers, clients, or vendors of the Company. Upon termination of your employment, you shall promptly deliver to the Company, in whatever form or medium, all files, drawings, blueprints, specifications, reports, notebooks, and other materials containing any Confidential Information which are in your possession or control.

     ii. shall not discuss with, or disclose to, other employees of the Company, the terms of your Offer Package, including, but not limited to, compensation, grant of options or other special arrangements. Such information shall be considered Confidential Information, and disclosure of such Confidential Information shall be grounds for your dismissal from the Company.

5.   Restrictive Covenants.
     ---------------------

     A.   Covenants Against Competition and Solicitation.
          ----------------------------------------------

          Following the date of your termination (for any reason), for a period not longer than the lesser of: (i) the length of your employment by the Company, (ii) the period of your severance from the Company or
          (iii) one year, you will not, without the prior written consent of the Company, directly or indirectly:

          i. persuade or attempt to persuade any customer, client, supplier or distributor of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company;

          ii. persuade or attempt to persuade any potential customer, client, supplier or distributor to which the Company has made a presentation, or with which
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                                      -5-

               the Company had been having discussions, not to do business with the Company;

          iii. solicit for yourself or any Person other than the Company the business which is competitive with the Company of any Person which is a customer, client, supplier or distributor of the Company, except as permitted herein;

          iv. solicit any employee of the Company, to leave the employ of the Company, or to become employed by, as a consultant, employee or otherwise, of any Person engaged in a Competitive Activity.

     B.   Extracurricular Activity.
          ------------------------

          Subject to the other terms and conditions of this letter agreement, you may engage in business activity (the "Extracurricular Activity") other than your employment with the Company that meets all of the following conditions:

          i. it is performed outside of your working hours for the Company and outside of the Company's premises;

          ii.  it is not a Competitive Activity;

          iii. it does not interfere with, and is not harmful to, your employment relationship with the Company.

6.   Injunctive Relief and Severability.
     ----------------------------------

     i. You agree that the remedy at law for any breach of the provisions of this letter agreement shall be inadequate and the Company shall be entitled to injunctive or other equitable relief in addition to any other remedy it might have.

     ii. The Company and you agree and acknowledge that the covenant not to compete described are made in consideration of substantial compensation payable under this letter agreement. In consequence of this, the Company and you agree and acknowledge that the duration, scope, and geographic area included in such covenant not to compete are fair, reasonable, necessary, and appropriate, and will not prevent you from engaging in profitable business activities or employment. Nevertheless, should a court determine that such duration, scope, or geographic areas are not reasonable, such restrictions shall be interpreted, modified, or rewritten to include as much of such duration, scope, or geographic areas as will render such restrictions valid and enforceable.
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7.   Severability.
     ------------

     In the event any of the provisions of this letter agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this letter agreement shall remain in full force and effect.

8.   Survival.
     --------

     All terms and conditions of this letter agreement which should by their nature survive the termination of your employment with the Company shall so survive.

9.   Governing Law.
     -------------

     This letter shall be governed by, construed and enforced in accordance with the internal laws of the State of New York governing agreements made and to be fully performed therein, without giving effect to conflict of law principles.

10.  Notices.
     -------

     All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

     i. if to the Company, at Greenwich Technology Partners, Inc., 43 Gate House Road, Stamford, CT 06902, Attention: General Counsel

     ii. if to you, at the address set forth above or in any such case, at such other addresses as may have been furnished to any party by the other party in writing in the manner herein provided. Any notice or other communication so addressed and so mailed shall be seemed to have been given when mailed, and if hand delivered shall be deemed to have been given when delivered.

11.  Waivers and Modifications.
     -------------------------

     This letter agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in writing, signed by each of the Company, and you. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this letter agreement. This agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. Each of the Company and you hereby acknowledges and agrees that any prior arrangements, agreements or
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                                      -7-

     understandings relating to your employment with the Company and/or any of its affiliates is hereby terminated and extinguished in its entirety.

12.  Assignment.
     ----------

     This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Agreement is not assignable by you and your right to receive payment for your services is hereby expressly agreed to be non-assignable and nontransferable, except as otherwise specifically provided herein.

Sincerely,
Greenwich Technology Partners, Inc.


By: /s/ Joseph P. Beninati
    ----------------------
    Joseph P. Beninati
    Chief Executive Officer


I have carefully read the terms and conditions of the above and acknowledge and accept the terms and conditions of this letter agreement.

/s/ Dennis M. Goett
-------------------
Dennis M. Goett